Exhibit 99.1

Spirit Airlines Reports October 2011 Traffic

Miramar, Florida (November 10, 2011) – Spirit Airlines (Nasdaq: SAVE) today reported its preliminary traffic results for October 2011 and year-to-date 2011.

Traffic (revenue passenger miles) in October 2011 increased 4.1 percent versus October 2010 on a capacity (available seat miles) increase of 0.5 percent.  Load factor for October 2011 was 88.0 percent, an increase of 3.0 points as compared to October 2010.

The following table summarizes Spirit’s traffic results for the month and year-to-date ended October 30, 2011 and 2010.

	October 2011	October 2010	Change
Revenue passenger miles (RPMs) (000)	630,962	606,170	4.1%
Available seat miles (ASMs) (000)	717,167	713,375	0.5%
Load Factor	88.0%	85.0%	3.0 pts
Passenger flight segments	707,986	629,205	12.5%

	YTD 2011	YTD 2010	Change
Revenue passenger miles (RPMs) (000)	6,671,165	5,415,219	23.2%
Available seat miles (ASMs) (000)	7,765,868	6,632,658	17.1%
Load Factor	85.9%	81.6%	4.3 pts
Passenger flight segments	7,055,370	5,675,761	24.3%

About Spirit Airlines
Spirit Airlines (Nasdaq: SAVE) empowers customers to save money on air travel by offering ultra low base fares with a range of optional services for a fee, allowing customers the freedom to choose only the extras they value. This innovative approach grows the traveling market and stimulates new economic activity while creating new jobs.  Spirit's modern fleet, configuration and other innovations enable Spirit to burn less fuel per seat than competitors, making Spirit one of the most environmentally-friendly U.S. carriers.  Spirit’s all-Airbus fleet currently operates more than 175 daily flights to over 45 destinations throughout the U.S., Latin America and Caribbean.  Visit Spirit at www.spirit.com.

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Media Contacts:
Misty Pinson
Director, Corporate Communications
misty.pinson@spirit.com
954-628-4827/cell 954-918-9432

Manuel Jaquez
Senior Manager Commercial - Latin America
manuel.jaquez@spirit.com
954-628-4898

Investor Relations Contact:
DeAnne Gabel
Director, Investor Relations
InvestorRelations@spirit.com
954-447-7920